Exhibit 99.1
First Solar Agrees to Acquire NextLight Renewable Power, LLC
TEMPE, Ariz., Apr 28, 2010 — First Solar Inc. (Nasdaq:FSLR) and NextLight Renewable Power, LLC today announced they have entered into a definitive agreement for First Solar to acquire NextLight, a leading developer of utility-scale solar projects in the southwestern United States. The acquisition includes a 1,100 megawatt (MW) solar project pipeline, further solidifying First Solar’s position as a leader in the U.S. utility renewable power market.
The acquisition of NextLight includes:
•	570MW (AC) under signed power purchase agreements with western utilities, increasing First Solar’s contracted photovoltaic (PV) solar project pipeline to 2,200MW

•	530MW (AC) of additional PV projects in various stages of development
NextLight’s projects, ranging in size from 30MW to 290MW, expand the scope and diversity of First Solar’s pipeline. The projects are largely located on private land.
“NextLight has assembled a project pipeline that very much complements First Solar’s project portfolio. We are looking forward to having the highly experienced NextLight team join First Solar,” said Rob Gillette, First Solar chief executive officer.
“The combination of NextLight and First Solar brings best-in-class power development experience and discipline to the emerging utility-scale solar industry. We look forward to joining the First Solar organization and leveraging their expertise to deliver high-quality solar generation to our customers,” said Frank De Rosa, NextLight chief executive officer.
The transaction represents another strategic step in First Solar’s expansion in the U.S. utility-scale power market, which began in 2007 with the acquisition of Turner Renewable Energy and continued with the acquisitions of solar project pipelines from OptiSolar in 2009 and Edison Mission Group in 2010.
“Success in today’s competitive solar market requires a complete solution for our customers’ renewable energy needs,” said Gillette. “First Solar is uniquely positioned to deliver utility scale solar power plants including project development, module manufacturing, engineering, procurement and construction (EPC), project finance expertise and operations and maintenance.”

First Solar will acquire NextLight in an all-cash transaction that is expected to be completed in the third quarter of 2010, pending the satisfaction of certain closing conditions specified in the merger agreement. Total consideration for the transaction is approximately $285 million, subject to certain closing adjustments as provided in the merger agreement.
For more information about this announcement, please see the summary on the investor section of First Solar’s website, http://investor.firstsolar.com
First Solar will file a Current Report on Form 8-K with the Securities and Exchange Commission, dated April 28, 2010, which will contain additional information regarding the merger agreement referenced in this press release.
About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit http://www.firstsolar.com.
About NextLight Renewable Power, LLC
Headquartered in San Francisco, California, NextLight Renewable Power, LLC is a leading independent solar power development company with photovoltaic projects totaling 1,100 MW in various stages of development including 570 MW under contract with major Western utilities. NextLight was formed in 2007 to respond to the growing demand for clean, carbon-free, utility-scale renewable energy. For more information, visit NextLight at www.nextlight.com.
For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. Some important risks specific to the acquisition include the satisfaction of closing conditions for the acquisition and the possibility that the transaction may not be completed, and potential difficulties associated with integrating the acquired project businesses into First Solar’s existing operations. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
First Solar—Media Relations
Alan Bernheimer
602-414-9361
media@firstsolar.com
First Solar—Investor Relations
Larry Polizzotto
602-414-9315
investor@firstsolar.com
NextLight
James Woodruff
626-404-6860
jwoodruff@nextlight.com
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